Exhibit 10.34

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (hereinafter referred to as the “Agreement”) is made and entered into this 9th day of September 2005, by and between The William S. Sadler Marital Trust U/W, a trust with an address of 1370 West Ryan Avenue, Roseville, MN 55113 (hereinafter referred to as the “Trust”), and Dotronix, Inc., a Minnesota corporation, having a place of business at 160 First Street S.E., New Brighton, Minnesota 55112 (hereinafter referred to as “Dotronix”).

WITNESSETH: That,

WHEREAS, Trust has advanced an aggregate of $150,000 to Dotronix pursuant to the terms of that certain Loan Agreement between Trust and Dotronix dated February 23, 2000, as amended by Amendments to Loan Agreement dated September 27, 2002, August 27, 2003, November 5, 2003, and April 7, 2004 (together, the “Loan Agreement”); and

WHEREAS, Dotronix has incurred certain obligations to the Trust under a lease dated April 26, 1999, as amended by an Amendment dated Novermber 5;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein between Trust, Dotronix and Trust, the parties hereby agree as follows:

1.     The loan balance of $150,000 owed by Dotronix to the Trust pursuant to the Loan Agreement shall be converted into an aggregate of 150,000 shares of common stock of Dotronix at the rate of $1.00 per share. Trust represents to Dotronix that it will be acquiring such stock for investment purposes only and acknowledges that such stock will be subject to resale and transfer restrictions and that the certificate(s) representing such stock will bear a legend to this effect.

2.     The any and all obligations owed by Dotronix to the Trust under the lease be satisfied in full by issuance to the Trust of 66,212 shares of Dotronix common stock. Trust represents to Dotronix that it will be acquiring such stock for investment purposes only and acknowledges that such stock will be subject to resale and transfer restrictions and that the certificate(s) representing such stock will bear a legend to this effect.

3.     Subject to the terms set forth in this Agreement, Dotronix hereby releases and discharges Trust, and Trust hereby releases and discharges Dotronix (with such releases and discharges also covering to the extent applicable, the directors, officers, shareholders, legal representatives, their respective heirs, successors, assigns, executors, administrators, customers and any parent, subsidiary or affiliate of each of Trust and Dotronix) from any and all claims, demands, costs, contracts, liabilities, objections, actions and causes of actions of any nature, whether in law or in equity, known or unknown or suspected or unsuspected, which Dotronix or Sadler Estate ever had or now have against Trust and which Trust ever had or now has against Dotronix or Sadler Estate.

4.     The parties hereto acknowledge and agree that this Agreement is entered into as a compromise settlement which is not in any respect or for any purpose to be deemed or construed as an admission or concession of any liability whatsoever on the part of either party.

5.     It is understood by the parties hereto that the facts pursuant to which this Agreement is made may hereafter prove to be other than or different from the facts now known by them to be true. Each of the parties hereby expressly accepts and assumes the risk of the facts proving to be different, and each of the parties hereto agrees that all the terms of this Agreement shall be in all respects effective and not subject to termination or rescission on account of any such difference in facts. Each party waives and relinquishes all rights and benefits any claims which a party does not know or suspect to exist in that party’s favor at the time of executing the release, which if known by that party may or must have materially affected the party’s settlement as provided herein.

6.     If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys fees and other costs incurred in that action or proceeding, plus interest on the award at a reasonable current rate of interest as determined by the court in addition to any other relief to which it or they may be entitled.

7.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, assigns, and successors.

8.     The parties hereto warrant and guarantee that each person whose signature appears hereon has been duly authorized and has full authority to execute this Agreement on behalf of the entity appearing above each such signature. This Agreement may be executed in duplicate originals.

9.    Each party hereto represents and warrants that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm, or corporation whatsoever, any claim, debt, liability, demand, obligation, action, cost, expenses, damage, or cause of action herein released. Each party hereto agrees to indemnify and hold harmless each other and each of the persons, firms and corporations released by the provisions of Paragraph 6 above against any claim, debt, liability, demand, obligation, action, cost, expenses, damage or cause of action based upon, arising out of, or in connection with any such transfer or assignment or purported transfer or assignment.

10.   Each party shall sign any documents and do all other things reasonably necessary to carry out the terms of this Agreement.

11.   The validity, construction and performance of this Agreement shall be subject to and controlled by the laws of he United States and the State of Minnesota.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as noted hereinbelow on the dates below indicated.

Dotronix, Inc., a Minnesota corporation

Dated: September 9, 2005	By:	s/s Robert V. Kling
(Name): Robert V. Kling (Title): Chief Financial Officer

Dated: September 9, 2005	By:	s/s Dorothy E. Sadler
Dorothy E. Sadler Legal Representative

Dated: September 9, 2005	By:	s/s Jill D. Sadler
Jill D. Sadler Legal Representative

Dated: September 9, 2005	By:	s/s Kurt T. Sadler
Kurt T. Sadler Legal Representative